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                                                                 EXHIBIT 99-9(b)


SAMPLE BANK CONTRACT
--------------------
Last Revised 08/06/85

                                                      Mailed to Client:
                                                      Effective Date:
(Name of Bank)
(Address of Bank)

Attention:  (Name and Title)

Gentlemen:

___________ ("Bank") is a banking institution organized under the laws of (State or U.S.) Bank serves as a trustee, co-trustee, and/or discretionary investment manager for assets of employee benefit plans qualified under Section 401 et. seq. of the Internal Revenue Code and subject to the provisions of the Employee Retirement Income Security Act ("ERISA"); and for assets of charitable foundations, endowment funds and individuals. All such assets are referred to herein as "trust assets", and the beneficial owners (or individuals responsible for acting on their behalf) of trust assets are referred to herein as "trust customers". In these capacities, Bank is responsible for evaluating and defining the investment needs and objectives of its trust customers, and for allocating assets and for selecting portfolio investment suitable to achieve those objectives.

Frank Russell Investment Management Company ("Management Company") is an investment advisor registered under the Investment Advisers Act of 1940. Management Company serves as the manager for Frank Russell Investment Company ("Investment Company"), an open-end management investment company which has registered as such under the Investment Company Act of 1940. Investment Company offers shares of fifteen separate series and may offer shares of additional series in the future ("Funds"), each with its own investment objectives and strategies. The Funds currently being offered are:

   EXTERNAL FEE FUNDS                       INTERNAL FEE FUNDS
   ------------------                       ------------------
Equity I                               Diversified Equity
Equity II                              Special Growth
Equity III                             Equity Income
Fixed Income I                         Diversified Bond
Fixed Income II                        Volatility Constrained Bond
International                          International Securities
Money Market                           Limited Volatility Tax Free
                                       U.S. Government Money Market

Currently each Fund, other than Money Market Fund and U.S. Government Money Market Fund, currently is managed by two or more investment managers evaluated and monitored by Frank Russell Company and selected by Management Company.

Management Company is a wholly owned subsidiary of Frank Russell Company, which has been principally engaged in the business of providing comprehensive asset management consulting services to a limited number of institutional clients with substantial assets available for investment. These services include: (i) assisting a client in defining its investment objectives ("objective setting");
(ii) selecting categories of assets to meet those objectives ("asset allocation"); and (iii) conducting extensive quantitative and qualitative research of domestic and foreign money managers, monitoring their performance, and recommending discretionary money managers

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("manager selection") to invest the categories of assets in accordance with the
"multi-style, multi-manager diversification" techniques and strategies developed by Frank Russell Company. Through a consulting relationship Management Company and Investment Company have access to Frank Russell Company's research facilities and staff.

Multi-style, multi-manager diversification is feasible only for sizable pools of assets with adequate resources to support the manager selection effort, and to access and allocate assets cost-effectively among multiple managers. Investment Company was organized to provide a cost-effective means for a fiduciary to invest assets which the fiduciary has determined are suitable for multi-style, multi-manager investment. Shares of Investment Company are offered currently only to individuals and institutions accepted as clients by Management Company.

Management Company is willing to provide objective setting, asset allocation, and other services and assistance to Bank, and to provide a means, through Investment Company shares, for Bank to access the manager selection, and the multi-style, multi-manager diversification techniques and strategies developed by Frank Russell Company.

Bank desires to obtain Management Company's assistance in developing procedures and programs for the Bank to utilize in applying the objective setting and asset allocation techniques to trust assets and other services, and to have access to shares of Investment Company as a means to invest trust assets using multi-style, mutli-manager diversification where Bank determines, in its sole discretion (or in conjunction with its co-trustee(s), if any, that it is appropriate to invest trust assets in that manner.

Therefore, Management Company and Bank agree as follows:

1. ASSET MANAGEMENT SERVICES. To the extent requested reasonably by the Bank during the period this Agreement is in effect, Management Company will provide to Bank the following asset management services:

     A. Personnel of Management Company will meet as necessary at Bank's principal offices with Bank personnel for the principal purposes of
          (1) developing procedures and programs for Bank personnel to use in applying objective setting and asset allocation techniques to trust customer assets; (2) developing procedures and programs for Bank personnel to use in reviewing current and anticipated trust assets available for investment, and the financial requirements of and other information concerning trust customers relevant to setting objectives and allocating trust assets; (3) reviewing Bank's use of the asset allocation techniques; (4) assisting Bank in the integration of the Bank's ability to utilize the multi-style, multi-manager diversification technology into the Bank's marketing program for its trust services; and (5) providing such other assistance as Bank may reasonably request.

     B. Personnel of Management Company will attend meetings with trust customers for the limited purpose of explaining the reasons for and objectives of the asset allocation techniques and multi-style, multi-manager diversification, and the nature and operations of Investment Company.

     C. Management Company will provide Bank with, or assist Bank in the development and preparation of, reports and analyses concerning specific customer's accounts.

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     Management Company and Bank acknowledge and specifically agree that
     Management Company and its affiliates shall have no authority to exercise any discretion or control over the management of any trust assets. Moreover, it is agreed that Management Company shall not provide services to any particular trust customer with respect to any particular trust assets, either directly or indirectly. Management Company acknowledges that it is not undertaking to serve and shall not serve as an investment manager (as defined in ERISA) with respect to the trust assets of any trust customer, nor is it undertaking to render any specific services to any trust customer or to any employee benefit plan maintained by a trust customer. Management Company's authority and responsibility is solely to assist the Bank's personnel in asset allocation techniques and related matters, to give advice to the Bank, and to make available shares of the Investment Company as provided in this Agreement. The Bank shall have sole and exclusive authority and responsibility for dealing with the trust assets and trust customers.

2. INVESTMENT COMPANY SHARES. When Bank has determined, in its sole discretion (or in conjunction with its co-trustee(s), if any), that shares of one or more of the Funds are suitable for acquisition for the account of a trust customer, Management Company shall cause Investment Company to sell shares of the Fund(s) to Bank in its fiduciary capacity on the terms and subject to the conditions and restrictions set forth in the Investment Company's current prospectus effective at the time of purchase. As a shareholder of Investment Company, Bank will receive:

     A. Bi-weekly reports showing each Fund's net asset value and investment performance relative to prior periods and to appropriate indices and comparative groups.

     B.   Monthly reports showing each Fund's principal securities holdings.

     C. Quarterly reports showing each Fund's investment portfolio and investment performance as of the end of each quarter.

     D. Semi-annual reports, prepared in accord with generally accepted accounting principals, showing each Fund's financial condition and investment portfolio. The annual report shall be audited by independent public accountants.

     E. Such other reports as Investment Company shall prepare for its shareholders or Management Company shall prepare for its clients.

3. FEES TO MANAGEMENT COMPANY. For the services provided by Management Company, Bank agrees to pay to Management Company the fees specified in Schedule A of this Agreement at the times set forth in Schedule A.

4. INFORMATION AND CONFIDENTIALITY. Management Company and Bank shall supply to each other on a timely basis such information as is necessary for each party to discharge its regulatory reporting obligations. Subject to the right of each party to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all information pertaining to the relationships established by this Agreement.

5. ASSIGNMENT. No assignment (including, in the case of Management Company, an assignment as defined in Section 202(a)(1) of the Advisors Act) of

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     this Agreement shall be made by either party hereto without the written consent of the other, and this Agreement shall terminate automatically in the event that it is assigned; provided, however, that the consent of Management Company shall not be required for any assignment or transfer of this Agreement by Bank to its successor by merger, consolidation, sale of assets, or other form of business combination.

6. EFFECTIVE DATE AND DURATION OF AGREEMENT. This Agreement shall become effective on the Effective Date set forth on page 1 and shall continue in effect until terminated by either party as provided herein; provided, however, that Management Company and Investment Company shall have no obligation to make shares of Investment Company available to Bank during any period when the Investment Company's registration statement under the Securities Act of 1933 or applicable state securities laws is not effective. This Agreement may be terminated by each of the parties under the following circumstances and in the following manner:

     A. By Bank. Bank may terminate this Agreement at any time without penalty by giving 90 days written notice to Management Company.

     B.   By Management Company.

          1. Management Company may terminate this Agreement at any time without penalty by giving 90 days' written notice to Bank.

          2. Management Company may terminate this Agreement at any time without penalty upon 3 days' written notice to Bank if the fees due to Management Company are not paid at the time specified in Schedule A. Upon Management Company's termination of this Agreement pursuant to this provision, Bank agrees to redeem within 30 days all shares of Investment Company's External Fee Funds held for trust customers.

     A.   Effects of Termination.

          1. Upon termination of this Agreement by either party, Bank shall no longer be entitled to receive the services provided by Management Company pursuant to Section 1 or to purchase additional shares (other than by reinvestment of income dividends or capital gains distributions) pursuant to Section 2, but Bank may continue to hold shares of Investment Company held by Bank on the termination date, subject to Bank's payment of Management Company's fees at the time specified in Schedule A, and to Bank's agreement to redeem all shares if the Agreement is terminated pursuant to the provisions of Section 6(B)(2).

          2. Upon termination by the Bank of this Agreement, it agrees that for one year following the date of termination Bank will not (a) organize or operate any arrangement or commingled investment vehicle using any money manager serving the Investment Company at the time of termination, or (b) use its authority or relationships to cause its trust customers' accounts to participate in any arrangement or commingled investment vehicle using multiple money managers if a majority of the

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               money managers involved in the arrangement or commingled
               investment vehicle were serving Management Company or any one of the Investment Company's Funds at the time of termination.

7. AMENDMENT. This Agreement may be amended at any time by written agreement between Bank and Management Company.

8. DELIVERY OF DOCUMENTS. Bank hereby acknowledges receipt of Investment Company's prospectuses dated __________________, and a copy of Part II of Management Company's Form ADV as currently on file with the Securities and Exchange Commission.

9. APPLICABLE LAW. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Washington.

10. LIMITATION OF LIABILITY. The Master Trust Agreement dated July 26, 1984, as amended from time to time, establishing the Investment Company, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Frank Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Investment Company hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in its Master Trust Agreement.

                                       FRANK RUSSELL INVESTMENT
                                       MANAGEMENT COMPANY

                                       By: /s/ Don G. Powell
                                           --------------------------------
                                               Don G. Powell, President
Accepted:
(NAME IN CAPS)

By:
    -------------------------------